Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61704) pertaining to the Coal Company Salary Deferral and Profit Sharing Plan of A.T. Massey Coal Company Inc. (a wholly owned subsidiary of Massey Energy Company) of our report dated June 17, 2005, with respect to the statement of net assets available for benefits of the A.T. Massey Coal Company Inc.’s Coal Company Salary Deferral and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Richmond, Virginia

June 19, 2006